Exhibit 99.1

Contacts: West Pharmaceutical Services, Inc. Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Westwicke Partners John Woolford/Stefan Loren (443) 213-0506/0507

West Appoints Two Directors and Announces Second Quarter 2011 Dividend

LIONVILLE, Pa., February 24, 2011 -- West Pharmaceutical Services, Inc. (NYSE: WST) today announced that its Board of Directors increased the size of the Board to twelve and appointed two new directors, Mr. Mark A. Buthman and Mr. Douglas A. Michels. Each of their terms are effective immediately and will expire at the 2011 Annual Meeting of Shareholders, when they will stand for election to serve for the balance of their terms. The appointments anticipate the August 2011 retirement of directors John P. Neafsey and Geoffrey F. Worden under the Board’s retirement policy.

Mr. Buthman, 50, is Senior Vice President and Chief Financial Officer of Kimberly-Clark Corporation (NYSE: KMB), a global producer of branded products for the consumer, professional and healthcare markets.  Mr. Michels, 54, is President, Chief Executive Officer and a member of the board of directors of Orasure Technologies, Inc. (NASDAQ: OSUR), a clinical diagnostic-products company based in Bethlehem, PA.

“We are pleased to welcome two highly qualified corporate executives to our diverse and independent board,” said Donald E. Morel, Jr., Ph.D., West’s Chairman and Chief Executive Officer in announcing the appointments.  “Their unique backgrounds will help to maintain an important balance of operational, financial and healthcare expertise on the Board. We appreciate the substantial commitments that our directors make to the Company and its shareholders, and our continued ability to attract strong and talented independent directors reflects well on our Company and its prospects.”

The Board also approved payment of the second-quarter 2011 cash dividend of $0.17 per share. The dividend will be paid on May 4, 2011 to shareholders of record on April 20, 2011.

About West

West is a global manufacturer of components and systems for injectable drug delivery, including stoppers and seals for vials, and closures and disposable components used in syringe, IV and blood collection systems. The Company also provides products with application to the personal care, food and beverage markets. Headquartered in Lionville, Pennsylvania, West supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at www.westpharma.com.